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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF ROBERT S. LEMLE]

                                                                October 27, 1998

Cablevision Systems Corporation
One Media Crossways
Woodbury, New York 11797

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,003,237 shares of Class A common stock, par value $.01 per share (the "Securities"), of Cablevision Systems Corporation, a Delaware corporation, I, as counsel to Cablevision, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. The Securities are intended to be issued by Cablevision in connection with the Agreement and Plan of Merger, dated as of August 12, 1998 (the "Merger Agreement"), among Cablevision CCG Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Cablevision ("Merger Sub") and Clearview Cinema Group, Inc. ("Clearview"), providing among other things, for the merger of Merger Sub with Clearview (the "Merger").

     Upon the basis of the aforementioned examination, I advise you that, in my opinion, when the Registration Statement on Form S-4 of Cablevision relating to the Securities (the "Registration Statement") has become effective under the Act, any approvals required under state law shall have been obtained, the Merger has become effective in accordance with the terms and conditions of the Merger Agreement, the certificates representing the Securities have been duly signed by Cablevision and countersigned by the transfer agent and registrar of Cablevision, and the Securities have been issued in accordance with the terms of the Merger Agreement and delivered as contemplated by the Proxy Statement/Prospectus which is included in the Registration Statement (the "Proxy Statement/Prospectus"), the Securities will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     Also, with your approval, I have relied as to certain matters on information obtained from public officials, officers of Cablevision and other sources believed by me to be responsible, and I have assumed that the signatures on all documents examined by me are genuine, which assumption I have not independently verified.

     I hereby consent to the filing of this opinion as to an exhibit to the Registration Statement and to the reference to me under the heading "VALIDITY OF CABLEVISION CLASS A COMMON STOCK" in the Proxy Statement/Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ ROBERT S. LEMLE
                                          Robert S. Lemle
                                          Executive Vice President,
                                          General Counsel and Secretary